Exhibit 10.22


                             FIRST AMENDMENT TO THE
                             RETIREMENT SAVINGS PLAN
                    FOR THE EMPLOYEES OF DEL WEBB CORPORATION

         Effective January 1, 1976, Del E. Webb Corporation established the "Retirement Savings Plan for the Employees of Del E. Webb Corporation", now known as the "Retirement Savings Plan For the Employees of Del Webb Corporation" (the "Plan"). Del E. Webb Corporation later changed its name to Del Webb Corporation and recently merged into a Delaware corporation that bears the same name and assumed its role as sponsor of the Plan and is referred to in this document as the "Company". The Company most recently amended and restated the Plan in its entirety effective January 1, 1995. By this First Amendment the Company intends to incorporate certain technical changes requested by the Internal Revenue Service in connection with the Company's Application For Determination with respect to the Plan filed on September 8, 1995.

         1. The provisions of this First Amendment shall be effective as of January 1, 1996. This First Amendment shall amend only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect.

         2. Section 2.1(z) of the Plan is hereby amended and restated in its entirety to provide as follows:

         (z) "On Call Employee" shall mean an Employee who is a member of an administrative or clerical pool who does not have a regular work schedule and who works on an as needed basis. An Employee who is temporarily absent from work due to a seasonal adjustment or layoff is not an On Call Employee. For the purposes of this Plan only, an "ask me employee" shall also be considered to be an "On Call Employee". An "ask me employee" is a resident of a Del Webb community who is intermittently available to answer questions of prospective residents. For example, "ask me employees" occasionally man lemonade stands at model home sites and field questions of prospective residents.

         3. Section 2. 1(hh) of the Plan is hereby amended and restated in its entirety to provide as follows:

         (hh) "Temporary Employee" shall mean any Employee who, at the time he commences employment, 1) has a known end date, or (2) is hired to perform a specific short-term task. Examples of Temporary Employees include summer interns and golf course seeders. Any determination as to whether an Employee is a Temporary Employee shall be made in a uniform and nondiscriminatory manner by the Company or the Affiliate that employs the Employee. Any determination so made shall be final and binding on all parties.

         4. Section 9.3 of the Plan is hereby amended by adding a new subparagraph (C) to the end thereof as follows:

         (c) Notwithstanding anything herein to the contrary, the maximum amount that may be returned to the Company pursuant to subparagraphs (a) and (b) above is limited to the portion of such contribution attributable to the mistake of fact or the portion of such contribution deemed non-deductible (the "excess contribution"). Earnings attributable to the excess contribution will not be returned to the Company, but losses attributable thereto will reduce the amount returned.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be signed by its duly authorized representative as of this 10th day of June, 1996.

                                DEL WEBB CORPORATION



                                By: /s/ Lynn Schuttenberg, Vice President
                                    -------------------------------------
                                    Its: Chairman, Benefits Advisory Committee